Exhibit 99.1
Vyteris, Inc. 13-01 Pollitt Drive Fair Lawn, New Jersey 07410 P (201) 703 2299 F (201) 703 2295 www.vyteris.com

Dear Stockholders:

Last October, I wrote to you regarding our strategy for building substantial and sustainable growth for Vyteris. Our existing partnership with B. Braun Medical Inc gave us entry into the hospital market, but we needed to introduce our lead product, LidoSite®, into the physician offices and clinical laboratory patient service center segments of the U.S. blood draw (venipuncture) market — estimated to include over one billion blood draws in the U.S. annually.

Product Marketing Agreement with LabCorp
I am extremely pleased to announce that on June 11th, we announced a product marketing agreement with Laboratory Corporation of America® Holdings (LabCorp), one of the world’s largest clinical laboratories with over $3.6 billion in revenue and over 220,000 clients worldwide, to help us gain entry into physician offices and patient service centers.

This marks a significant step forward for Vyteris and aligns our LidoSite product with a global player, and fulfills one of the main goals of our initial strategy we laid out for you last year. LabCorp operates over 1,700 patient service centers and processes over 370,000 specimens daily. (www.labcorp.com)

Physician Office / Patient Service Center (PSC) Market Value
One of the goals of the product marketing agreement with LabCorp is to penetrate the lucrative physician office market by allowing physicians to offer LidoSite to patients prior to blood draws. The market is exponentially larger than the U.S. hospital market we were previously limited to. If you have not had the opportunity to read the March 7th Wall Street Journal Health Section lead story about LidoSite, please see it on our website (www.vyteris.com). It is an example of our stepped up marketing and communications efforts towards the larger consumer and physician markets.

Substantial LidoSite “Go-to-Market” Support
We also have been working hard over the last year putting into place constructs to maximize our physician office market entry, and now our entry is marked with unprecedented support, which we hope will lead to quick market uptake. This includes facilitating physician, nurse and phlebotomist technical support, insurance reimbursement and medical plan coverage and sales support.

On behalf of my colleagues and our board of directors, I thank you for your continued support as we go forward during this very exciting time.

Sincerely,

/s/ Timothy J. McIntryre
Timothy J. McIntyre
Chief Executive Officer